Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
February 14, 2023	Century City	Paris
	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
Intuitive Machines, Inc.	Hamburg	Shanghai
3700 Bay Area Blvd	Hong Kong	Silicon Valley
Houston, TX 77058	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

RE:	Intuitive Machines, Inc. Registration Statement on Form S-4

To the addressees set forth above:

We have acted as special counsel to Intuitive Machines, Inc., a Delaware corporation (the “Company”), which, prior to changing its jurisdiction of incorporation to the State of Delaware (the “Domestication”), was a Cayman Islands exempted company, in connection with the Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-4 (File No. 333-267846), initially filed with the Securities and Exchange Commission (the “Commission”) on October 13, 2022, as amended and supplemented through the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Domestication.

On February 10, 2023 (the “Effective Date”), the Company changed its jurisdiction of incorporation by effecting a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication (the “Certificate of Domestication”) and filing a certificate of incorporation (the “Certificate of Incorporation”), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “DE Secretary of State”). The Domestication was approved by the shareholders of the Company. Prior to the Domestication, the Company was named Inflection Point Acquisition Corp. (“IPAX”), and the Company changed its name to Intuitive Machines, Inc. as part of the Domestication. In this opinion, we refer to the Company prior to the effectiveness of the Domestication as IPAX. Immediately prior to the Domestication each of the then issued and outstanding Class B ordinary shares of IPAX, par value $0.0001 per share, converted automatically, on a one-for-one basis, into a Class A ordinary share of IPAX, par value $0.0001 per share (each, a “Cayman Class A Share”). Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL (the “Effective Time”), among other things, pursuant to the Plan of Domestication (as defined below): (1) each of the then issued and outstanding Cayman Class A Shares automatically converted, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Intuitive Machines (the “Intuitive Machines Class A Common Stock”); (2) each of the then issued and outstanding warrants representing the right to purchase one Cayman Class A Share automatically converted into a warrant to acquire one share of Intuitive Machines Class A Common Stock (a “Intuitive Machines Warrant”) pursuant to the related warrant agreement, dated February 21, 2021, between IPAX and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (3) each of the then issued and outstanding units of IPAX were canceled and each holder was entitled to one share of Intuitive Machines Class A Common Stock and one-half of one Intuitive Machines Warrant.

February 14, 2023 Page 2

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the Domestication.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the DGCL and the internal laws of the State of New York, and we express no opinion with respect to any other laws.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Domestication; (iii) the Certificate of Incorporation; (iv) the by-laws adopted by the Company in connection with the Domestication; (v) the Warrant Agreement and (vi) an executed copy of the Plan of Domestication, filed as Exhibit 2.2 to the Registration Statement (the “Plan of Domestication”).

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	Prior to effecting the Domestication, IPAX’s shareholders approved of, among other things, the Domestication, the Certificate of Incorporation and the by-laws in compliance with the applicable laws of the Cayman Islands and in accordance with IPAX’s organizational documents; and

2.	All other necessary action were taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from the applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, it is our opinion that, as of the date hereof:

1.	Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the DE Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding Class A ordinary share automatically converted into one share of Intuitive Machines Class A Common Stock that was duly authorized by all necessary corporate action on the part of Intuitive Machines under the DGCL and is validly issued, fully paid and nonassessable.

3.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding IPAX Warrant automatically converted into one Intuitive Machines Warrant that was duly authorized by all necessary corporate action on the part the Company under the DGCL and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

February 14, 2023 Page 3

4.	Upon the Effective Time, pursuant to the Plan of Domestication, each issued and outstanding IPAX Unit was cancelled and entitled the holder thereof to one share of Intuitive Machines Class A Common Stock that was duly authorized by all necessary corporate action on the part of the Company under the DGCL and was validly issued, fully paid and nonassessable and one-half of one Intuitive Machines Warrant that was duly authorized by all necessary corporate action on the part of the Company under the DGCL and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

Our opinions set forth above are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Intuitive Machines Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Intuitive Machines Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP